Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
23945 Calabasas Road, Suite 115 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

June 25, 2012

Mrs. Judith Scarpello, President

Barrier 4, Inc.

6200 E. Canyon Rim Road, #204

Anaheim, California 92807

Re:	Barrier 4, Inc.

Registration Statement on Form S-1

Dear Mrs. Scarpello:

We have acted as your counsel in connection with the Registration Statement (the "Registration Statement") on Form S-1 (File No. 333-181147) filed by Barrier 4, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 8,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by a selling shareholder.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, as amended, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity of the originals of all documents submitted as copies; and (c) the truth and accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Our opinion set forth below is limited to the State of Nevada Corporation Laws, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by the selling shareholder have been duly authorized and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving this consent, we specifically do not allege to being an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,

/s/ William B. Barnett

William B. Barnett

Northern California Office
1478 Stone Point Drive, Suite 400 • Roseville, CA 95661 • TELEPHONE: 916-782-4404 • FACSIMILE: 916-788-2850
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